Exhibit 99.1

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

CORPORATE PARTICIPANTS

Andrew Fulmer Smith & Wesson Brands, Inc. - VP, FP&A

Brian Daniel Murphy Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Deana McPherson Smith & Wesson Brands, Inc. - CAO & Corporate Controller

Elizabeth A. Sharp Smith & Wesson Brands, Inc. - VP of IR

Jeffrey D. Buchanan Smith & Wesson Brands, Inc. - Executive VP, CFO, Chief Administrative Officer & Treasurer

Mark Peter Smith Smith & Wesson Brands, Inc. - Co-President & Co-CEO

CONFERENCE CALL PARTICIPANTS

Cai von Rumohr Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Steven Lee Dyer Craig-Hallum Capital Group LLC, Research Division - CEO & Senior Research Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to Smith & Wesson Brands, Inc. Fourth Quarter and Full Year 2020 Financial Results Conference Call. This call is being recorded. At this time, I would like to turn the call over to Liz Sharp, Vice President of Investor Relations, who will give us some information about today’s call.

Elizabeth A. Sharp - Smith & Wesson Brands, Inc. - VP of IR

Thank you, and good afternoon. On behalf of all of us at Smith & Wesson Brands, we hope you are all healthy and safe. Before we begin, please know that in order to socially distance, our team is speaking to you from multiple remote locations. So please bear with us as we conduct today’s call. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions, is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding our product development, focus, objectives, strategies and vision; our strategic evolution; our market share and market demand for our products; market inventory conditions related to our products and in our industry in general; and growth opportunities and trends. Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties, risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings. You can find those documents as well as a replay of today’s call on our website at aob.com. Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

I have a few important items to note about our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. Our non-GAAP results exclude acquisition-related costs including amortization, recall-related expenses, compensation-related items related to the separation of our former President and CEO, onetime transition costs, fair value inventory step-up, changing contingent consideration, goodwill impairment, COVID-19 expenses and the tax effect related to all of those adjustments. Reconciliations of GAAP financial measures to non-GAAP financial measures, whether or not they are discussed on today’s call, can be found in our filings as well as today’s earnings press release, which are posted on our website. Also, when we reference EPS, we are always referencing fully diluted EPS.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

As many of you know, we are preparing to spin-off our Outdoor Products & Accessories or OP&A business, from our Firearms business later this summer. In preparation, on May 29, we changed our name to Smith & Wesson Brands, Inc. and our ticker symbol to SWBI. The new name and ticker symbol will remain with the firearms company post spin-off. The spin-off company will be named American Outdoor Brands, Inc., and it will trade under the ticker symbol AOUT. On today’s call, we will refer to the spin-off company as AOUT. Now let me introduce you to our speakers today: Mark Smith and Brian Murphy, are currently Co-Presidents and Co-CEOs of our company. Upon completion of the spin-off, Mark will be President and CEO of Smith & Wesson Brands, while Brian will become the President and CEO of AOUT.

Jeff Buchanan is our Chief Financial Officer, and has been our CFO since 2011. As announced previously, Jeff will be retiring when the spin-off is complete. Deana McPherson is our Controller and Chief Accounting Officer. After the spinoff, Deana will become the CFO for Smith & Wesson Brands. And Andy Fulmer is our Vice President of Financial Planning and Analysis. After the spin-off, Andy will become the CFO for AOUT.

On today’s call, Mark and Deana will discuss the Firearms segment, after which Brian and Andy will discuss the OP&A segment, then Jeff will present some key financial highlights and an update on our spin-off, after which we’ll open the call up for questions from our analysts.

Before I hand it off to Mark, please note that we are currently expecting the spin-off to be completed early in our second fiscal quarter, probably in the August timeframe, barring any unforeseen delays. Therefore, this is likely to be our final earnings call as a combined company. Because the financial results for SWBI will not include the financial results for AOUT from the spin-off date onward, we are not issuing any forward-looking guidance on today’s call. And with that, I will turn it over to Mark.

Mark Peter Smith - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Thank you, Liz, and thanks, everyone, for joining us. Let me begin by first addressing the coronavirus pandemic and our response over the last several months, and I’m speaking now for both Brian and myself as Co-CEOs. During our fourth quarter, we were able to keep our factories and distribution center operating, thanks mostly to our operations teams across the company who immediately implemented a broad range of safety procedures and cleaning protocols, which remain in place today, to significantly reduce the risk of COVID-19 transmission and keep our workforce safe. We want to thank each of our employees for their extraordinary efforts during this time and for their unwavering commitment to safety, servicing our customers and to supporting our communities.

As the global outbreak of COVID-19 emerged, we took several rapid and decisive actions to keep our employees and our business healthy and safe. Those actions occurred across all facilities and included travel restrictions, staggered shifts, enhanced cleaning and sanitizing, remote work where possible, social distancing, use of face masks, temperature screening and many, many more.

In addition to keeping our employees safe, these actions allowed us to continue manufacturing operations, which we immediately leveraged to support our communities. In short order, our engineers had repurposed our manufacturing lines to produce face shields, which were in dire need by frontline personnel. To date, we have donated over 8,000 face shields and 14,000 sets of protective eyewear to over 30 frontline hospitals and first responder organizations. We have also donated funds to multiple food banks and charities in the communities in which we operate. It is evident that COVID-19 continues to plague many communities across our nation and the world. For our part, we will continue to support our frontline heroes and the communities in need, while maintaining the health and safety of our employees and our company as our top priority. As we do so, we believe that our actions, the dedication of our employees, and the loyalty of our customers position us very well to navigate that future.

With that, let me turn to our Firearms segment. Revenue of nearly $530 million in fiscal ‘20 represents growth of 10% over the prior year. Our growth was driven by strong consumer demand for firearms as reflected by adjusted mix results, a consumer preference for our innovative products and our ability to keep our employees safe and our facilities operational. Our results were favorably impacted by changes in the timing of our excise tax assessment as well as strong consumer acceptance of our M&P Shield EZ pistol that helped us drive market share gains in the year.

In the fourth quarter, consumer demand for firearms increased dramatically, and our revenue of $193 million represented just over a 37% increase year-on-year. The primary driver of this increase was strong orders from retailers and distributors, driven by a sudden and heightened consumer demand for the firearms, which began in March, and which is reflected by adjusted mix in the period.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

I’ll now turn to the firearms market trends. As a reminder, adjusted NICS background checks are generally considered to be the best available proxy for consumer firearm demand at retail.

However, since we transfer firearms only to law enforcement agencies and federally licensed distributors and retailers, not directly to end-consumers, NICS is a measure of consumer activity and therefore, does not directly correlate to our shipments in any given time period. In our fiscal Q4, background checks for handguns increased 66% year-on-year, while our handgun units shipped to distributors and retailers increased by 20.5%.

In long guns for the same period, background checks grew 48% year-on-year, while our units shipped to distributors and retailers grew by 42.5%. We believe the difference between our shipments and adjusted mix results in this period is that retailers and distributors were able to address the increased consumer demand in part with their existing inventories, which declined substantially during the quarter.

Distributor inventory of our firearms decreased on a sequential basis from 157,000 units at the end of Q3 to 117,000 units at the end of Q4. And since the end of Q4, distributor inventories have further declined and are currently below our 8-week threshold.

Our internal inventories allowed us to address the sudden increase in demand in the quarter while we ramped our capacity and implemented our flexible manufacturing model in preparation for ongoing strength that we are seeing in the consumer firearms market.

You may recall that we had used this approach in the past to help us capture the benefit of sudden increases in demand without adding costly infrastructure that then is idled when normal demand continues.

Turning now to the future. While our flexible manufacturing model has clearly helped us to be responsive in the near term, our longer-term growth and prosperity lies in the power of our brands, combined with our ability to innovate, and nothing demonstrates that better than our Shield EZ category of pistols.

Several years ago, we identified a significant unmet market need, the existence of a large group of firearms owners that had difficulty operating semiautomatic pistols. Our engineers set out to develop an easy-to-use personal protection pistol that these customers could confidently operate, practice with the range and carry for personal protection. That process yielded our exceptionally popular M&P Shield EZ platform, which is easy to rack, easy to load, easy to operate and available in 9-millimeter and 380 caliber versions. These two pistols alone have generated over $90 million in revenue in fiscal ‘20. This speaks volumes to the power of understanding the consumer and market needs and being able to innovate rapidly. Marketing and innovation are core to our strategy, and I look forward to sharing many more success stories like this with you in the future.

When the spin-off of our Outdoor Products business occurs in August, Smith & Wesson will once again become a stand-alone firearms company. Going forward, our focus is on just that. Understanding the consumers’ needs in combining rapid innovation ability with our impressive brands to drive long-term market share gains and then returning excess capital to our stockholders. We believe our stockholders will be best served by focusing on that long-term strategy as well. And by understanding the growth drivers in our industry and our business. Therefore, while we look forward to meeting with you to discuss and provide some added visibility into those drivers and our strategy, we do not plan to provide forward-looking guidance as a stand-alone firearms company. With that, I’ll turn the call over to Deana to cover financial highlights for the Firearms segment. Deana?

Deana McPherson - Smith & Wesson Brands, Inc. - CAO & Corporate Controller

Thanks, Mark. As Mark noted, our fourth quarter in firearms was marked by a sudden increase in customer orders that began in March. Because of our strong balance sheet and our dedicated workforce, we were able to quickly ship our customers a significant amount of product from inventory, earning pays for our ability to meet their needs and keep product on their shelves. Meanwhile, our manufacturing facilities swiftly ramped and increased production in the quarter, while carefully adhering to multiple new and very strict safety and cleaning protocols required to combat COVID-19. This commitment to meet the needs of our customers led to a $35.6 million year-over-year increase in firearms quarterly revenue, excluding Federal excise tax. Gross margins for the fourth quarter in the Firearms segment, excluding Federal excise tax, increased 430 basis points, primarily due to improved absorption related to increased production volumes and to a lesser extent, increased prices that we implemented on November 1.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Fiscal 2020 operating expenses for the Firearms segment increased $8.5 million over the prior year, primarily due to our new distribution center, which increased operating expenses by $9 million. Of that amount, $5.9 million represented depreciation and approximately $1 million represented shipping costs, which were previously reported in cost of sales.

In addition, COVID-19 pandemic related costs were offset by pandemic-related cost savings, including trade shows, conventions, travel and entertainment. Firearms operating income of $33.9 million in the fourth quarter was $8.5 million higher than the $25.4 million generated in the year ago quarter. This strong performance was the direct result of our ability to support customers with the immediate shipment of product from inventory as well as the flexibility and dedication of our operations team that worked tirelessly through a difficult period to keep us operating and increase product availability.

Although we don’t provide balance sheets by segment, I would like to point out that although the firearms inventory values increased slightly year-over-year, due to Federal excise tax now being included in the carrying value, actual units and inventory decreased 19% from the prior year as we shipped to meet the sudden increase in demand. We were also able to delay our April 30 Federal excise tax payment until July 31, which preserved approximately $15 million in cash for 3 months. With that, I’ll hand the call over to Brian and Andy to discuss the Outdoor Products & Accessories segment. Brian?

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Thanks, Deana. While fiscal ‘20 presented challenges that included the impact of increased tariffs and disruptions caused by a global pandemic, our OP&A business saw a consistent point-of-sale growth in hunting, shooting and cutlery products with our core brick-and-mortar customers as well as strong growth from our newly implemented e-commerce platform. In addition, we achieved several key objectives in OP&A and made significant progress on our preparations to spin-off the business as a stand-alone, publicly traded company in August.

During the year, we successfully launched over 300 new products and extensions, some of which represent our entry into completely new product categories such as meat processing. At a time when consumers are increasingly looking to outdoor activities such as fishing, hunting, shooting sports, camping and hiking, as a way to address COVID-19 restrictions, we believe our brand lane strategy provides us with an ideal competitive advantage for developing exciting, on-trend and highly innovative new products that turn new consumers into strong long-term advocates for our brands. So how do we do that?

We believe our brands are in their infancy and have yet to be fully explored, representing significant runway for long-term growth. We developed our brand lane structure as a way to tease out the so-called DNA spark within each brand, which is then fanned by talented teams that specialize in taking brands from niche to known, significantly expanding the revenue potential for each brand. The result is 4 distinct consumer activity based lanes, within which every brand has a solid fit. Once docked into its appropriate brand lane, we can then begin to unlock a brand’s true potential by leveraging the respective lanes resources, including brand marketing, product development, sourcing and e-commerce.

Perhaps the best example demonstrating the success of this dock and unlock formula is our BUBBA brand. When we acquired Bubba Blade in 2017, it was known for its red-handled fillet knives. Seizing an opportunity to recast the brand under our adventurer lane, we expanded its potential by dropping blade from the name and positioned it to capture the water-to-plate lifestyle, which was largely overlooked by other fishing brands. BUBBA is now among our fastest growing brands, having entered new product categories such as pliers, nets, gaffs, gloves and apparel, where it now has permission to play, reaching a wider audience as it transitions from a niche brand to a known brand.

The result? Public sales in fiscal ‘20 grew more than 100% year-over-year. Similarly, our BOG hunting brand, which was known as BOG POD before we repositioned it, delivered nearly 200% growth year-over-year. Both BUBBA and BOG benefited from our dock and unlock formula. And while they comprise a small part of our revenue today on a relative basis, they represent a family of brands with significant runway for growth. We’re excited to share more dock and unlock results from our other brands that have benefited from this formula in the quarters to come. Our strengthening e-commerce platform is an important element within our growth strategy. And importantly, it is positively impacting our results in the current environment.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

We believe our e-commerce platform, which includes both our online customers as well as our own websites, was largely responsible for our consolidated year-over-year fourth quarter revenue growth of 2.4%. As consumers responded to retail store closures by seeking out our popular brands and products online. In the fourth quarter, our e-commerce channel grew 103% compared to the prior year, and included a significant increase in direct-to-consumer sales. This increase further validates our decision 2 years ago to invest in our new e-commerce platform. In fact, our revenue growth in Q4 occurred despite over 1,000 brick-and-mortar locations in our retail network being closed at one point.

Turning now to a discussion of our supply chain. As I outlined last quarter, a vast majority of our products in the OP&A segment are sourced from China or rely upon components coming from China. So we are particularly tuned into the impacts of China-related tariffs and the COVID-19 pandemic. We are pleased that our suppliers in China are all operational. That said, it’s important to note that when tariffs began to emerge last year, we immediately embarked on a strategic initiative to diversify our supply base over time. This is a long-term objective that includes establishing dual sourcing partners, and it will evolve over an extended period of time since we are not willing to compromise quality or cost advantages. Lastly, and as Liz explained, this is likely our final earnings call as a combined company. So we are not providing guidance today. Once we file our Form 10 and have the ability to present our strategy as American Outdoor Brands, Inc., we expect to provide guidance at that time. Now I’ll ask Andy to cover the financial results for the OP&A segment. Andy?

Andrew Fulmer - Smith & Wesson Brands, Inc. - VP, FP&A

Thanks, Brian. Revenue in our OP&A segment for fiscal ‘20 was $167.5 million, compared to $177.3 million in the prior year, a decrease of 5.5%. The decrease was primarily driven by lower OEM sales of laser sight products, the bankruptcy and financial distress of certain customers, and the unexpected acceleration of one major retailer’s private label strategy relating to camping accessories. Despite the challenges from COVID-19 that Brian discussed, our Q4 revenue was $43.2 million, reflecting growth of 2.4% over the prior year quarter. Increased sales to our online retailers as well as a significant increase in our own direct-to-consumer sales more than offset declines that were driven by retail closures in Q4.

We plan to continue investing in our direct-to-consumer platform and marketing strategies, further strengthening our direct engagement with consumers. Our fourth quarter revenue growth is also particularly notable because it occurred even though one of our largest customers, a major online retailer, did not place orders with us for a full month as they chose to ship only essential products during that time.

We are excited to deliver revenue growth against this backdrop and are pleased to report that this large retailer is back to shipping regularly, and retail stores are beginning to reopen. Gross margin for fiscal ‘20 was 41.4%, a decrease of 380 basis points from the prior year. The decline was driven primarily by unfavorable manufacturing variances and the increase in tariff costs. The manufacturing variances are related to lowered production of Crimson Trace laser sight products, which are made in Oregon. With respect to tariffs, most of our products are sourced from China and, therefore, subject to tariffs ranging from 7.5% to 25%. Tariff changes in fiscal ‘20, most of which were increases, negatively impacted our gross margins.

Turning to inventory. Our OP&A inventory at the end of fiscal ‘20 was flat to the prior year. Looking ahead to fiscal ‘21, we are taking steps now to optimize our inventory levels and best position us for the possibility that COVID-19 may be around for some time to come. First, we plan to invest in additional inventory of certain of our high demand products. Second, and over time, we plan to launch promotional programs on certain slower moving inventory in order to convert those items back to cash.

We believe these actions will help us mitigate supply chain risk while maximizing cash flow for operations. I’m pleased to announce that we have established a bank relationship for AOUT and received a commitment letter for a $50 million senior secured credit facility, which will be immediately available after the spin-off. That facility will be expandable by an additional $15 million under certain conditions and will be an asset-based loan subject to typical provisions. This new credit facility, combined with our $25 million of starting cash from SWBI means that we will have $75 million to $90 million in capital available as a new company, to support achieving our long-term organic and inorganic goals.

Lastly, our team has been hard at work preparing our Form 10, which will provide insight into our business structure and key strategies as well as audited standalone financial statements from fiscal ‘18 through fiscal ‘20. We expect to publicly file the Form 10 soon, after which we look forward to meeting virtually with many of you to discuss our very exciting future. I’ll now turn the call over to Jeff.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Jeffrey D. Buchanan - Smith & Wesson Brands, Inc. - Executive VP, CFO, Chief Administrative Officer & Treasurer

Thanks, Andy. Since Deana and Andy have provided our P&L information by segment, and in the interest of time, I will refer you to our press release for details on our consolidated financial results. I’d like to cover just a few highlights of note. Although we reported a GAAP loss in the quarter and the year because of a Q4 impairment of goodwill and intangibles related to prior acquisitions overall, we had a very strong fourth quarter, both operationally and on a non-GAAP basis.

As a result, in Q4, we generated $120 million of cash flow from operations as compared with $36.7 million in the prior year. In fiscal year for 2020, we generated $95 million of cash from operations compared with $57.5 million in the prior year. CapEx spending in fiscal 2020 was $13.9 million, primarily related to new products as compared to $33.9 million in the prior year. On April 30, at the end of our fiscal year, we had cash of $125.4 million and total bank debt of $160 million. For net bank debt of just over $34 million, a reduction of $120 million in just one quarter. We have since paid down another $65 million on the bank debt. Looking forward, our spin-off plan is on track and expected to take place in August. When that happens, AOUT will own all assets relating to our existing OP&A segment.

The new company will be well capitalized, as Andy discussed, and will have no outstanding debt. We expect to Form 10 detailing AOUT’s business and the prior 3-year financials will be made public soon. And with that, operator, please open the call for questions from our analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Our first question comes from the line of Cai von Rumohr with Cowen.

Cai von Rumohr - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

So a housekeeping question. When will the 10-K be out because you kind of fired those numbers out pretty quickly, and they were not in the formal release?

Jeffrey D. Buchanan - Smith & Wesson Brands, Inc. - Executive VP, CFO, Chief Administrative Officer & Treasurer

Cai, yes, we have quite a bit going on this year, as you can imagine. In addition to our regular audit, for Smith & Wesson, we had to do audits for AOUT for ‘18, ‘19 and ‘20. And we’ve also been working on the Form 10. So the 10-K is not due until the 14th of July, but I think it’s going to be filed within the next day or two.

Cai von Rumohr - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Okay. And then maybe if you could give us some color. I mean, you mentioned the big gains in outdoor products in BUBBA and BOG, but obviously, sales were down. So laser sights was a negative. Can you give us some color on the issues, the laser sights, the private labels trending, the bankruptcy, and so we can get some sense. I mean, our sales, you expect them to be up? Or how should we think about the Outdoor Products business?

Andrew Fulmer - Smith & Wesson Brands, Inc. - VP, FP&A

Cai, it’s Andy. I’ll take that one. So moving forward, the year-over-year comps from the private label, we expect that to kind of – after our Q1 in fiscal ‘21, that will kind of remediate itself. We’re not really going to provide any kind of forward-looking numbers at this point. But the bankruptcies, obviously, those are resolved. So I think a lot of the trends we’re seeing in point-of-sale data are very positive. So we’re looking forward to this coming year.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. And I would say to when you look at our brands, we talked about in the opening remarks about the – we dock the brands into the brand lanes to unlock the value. We just started talking about that concept about a year ago, a year ago, almost to the day. And it really was kind of a turning point for us as we began to really start feeding those brands in this new sort of playbook and so BUBBA and BOG for us, BUBBA just being our latest acquisition within the traditional Outdoor Products & Accessory business. Really, the two have really pleased us. I mean, the results really exceeded our expectations. And so we’re doing that same exercise, and we have been doing that. You’ll see some exciting results from our other brands in the quarters to come or we would expect as we continue to unlock some of that value based on the brand repositioning, going into new product categories where our brands have permission to play. So quite a bit, exciting stuff on the horizon. But what Andy said is true. Some specific customer headwinds related to distress and retail bankruptcies, along with some of that private label initiative that he mentioned.

Cai von Rumohr - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

And e-commerce and Amazon together or roughly how big as a percent of sales in the fourth quarter?

Jeffrey D. Buchanan - Smith & Wesson Brands, Inc. - Executive VP, CFO, Chief Administrative Officer & Treasurer

We can’t really get into specifics on those, but all of those are rolled up – and again, you’ll see some more data when the Form 10 comes out, to get some more color on that. But we – at this point, we really can’t get into that.

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. I mean, it’s – I’d say, again, until the Form 10 comes out, which will have much more detail, I just don’t want to jump ahead of that is – obviously, we pointed out for e-commerce, which again includes all online retailers and direct-to-consumer for us is meaningful enough that it’s a driver of the business.

Jeffrey D. Buchanan - Smith & Wesson Brands, Inc. - Executive VP, CFO, Chief Administrative Officer & Treasurer

I just wanted to add is this is a difficult, like time to do the earnings call because the Form 10 will be public in a couple of weeks. And so you can’t really talk about what’s in the Form 10 until it’s publicly filed. So we’ll try to give you as much color as we can. But the Form 10 will pretty much answer a lot of the questions that you’ve had on this call.

Cai von Rumohr - Cowen and Company, LLC, Research Division - MD & Senior Research Analyst

Got it. So my last question is firearms. Obviously, you have an election coming up. I think in the last election, anticipation of a democratic win tends to bolster demand. You have all these protests. I think that bolsters demand, COVID, so it would look like the firearms demand, just based on surge trends in the, past should be pretty strong.

What’s your ability to kind of meet it? I think your prior peak was producing 2.1 million units. What’s your capacity? Could you produce 2.3 million? 2.5 million? How should we think about that?

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Mark Peter Smith - Smith & Wesson Brands, Inc.—Co-President & Co-CEO

It’s Mark Smith. Well, you probably know we’re not going to answer that question in any great detail. I mean, but just qualitatively, we’ve talked about our flexible manufacturing ability, but in the past. So we kind of have a strategy that we have in place where we have our existing manufacturing footprint here, and we also have a number of external third parties that are able to partner with us in one of these demand surges like we’re seeing right now. So we have an extremely flexible manufacturing footprint. And I would say that our — I mean, I think directionally, you can probably look at where we were and probably draw a pretty good conclusion that there’s no reason we couldn’t get back there.

Operator

Our next question comes from Scott Stember, CL King.

Scott Lewis Stember - CL King & Associates, Inc., Research Division—Senior VP & Senior Research Analyst

So can you maybe talk about this surge and how it compares to other surges in the past more specifically about the consumers that are coming into the market, are there new people that are coming into the market, which could stick? Meaning does this have more staying power potential than some of the other panic buying situations that we’ve seen over the past 5 to 7 years?

Mark Peter Smith - Smith & Wesson Brands, Inc.—Co-President & Co-CEO

Scott, this is Mark. It’s a good question. Yes, definitely, this is a different type of surge. I mean, there’s really 2 types of surges, right? One is fear of gun control regulation and one is fear of personal protection. And when we get into personal protection — I’m sorry, when we get into gun control, it tends to be a lot of firearms owners and enthusiasts going out and purchasing more firearms. And one of these type of — what’s happening right now is really driven by, in large part, we believe, is driven by the fear of personal protection, and that brings new shooters into the marketplace and expands the people who our second amendment advocates and get more people into the shooting sports. And I think just this past week, there’s been a couple of studies out by NSSF-based on some retailer surveys that it’s as high as 2.5 million new shooters into the marketplace in the last 6 weeks. So it obviously shows — bodes well for us in the future.

Scott Lewis Stember - CL King & Associates, Inc., Research Division—Senior VP & Senior Research Analyst

And obviously, under this environment, I imagine the pricing environment is quite favorable for you guys. Is that correct?

Mark Peter Smith - Smith & Wesson Brands, Inc.—Co-President & Co-CEO

The promotional environment has definitely subsided, yes.

Scott Lewis Stember - CL King & Associates, Inc., Research Division—Senior VP & Senior Research Analyst

Okay. Got it. And could you just maybe give us a little more clarity? I know there were some numbers thrown around. Again, we don’t have the 10-K to look at yet. The firearms break it out between the handguns and long guns?

Deana McPherson - Smith & Wesson Brands, Inc.—CAO & Corporate Controller

Sure, Scott. This is Deana. Handgun for the year were $390 million, $711,000. And for 2019, we were at the $336,901. Long guns were $101,540 and prior year was $107,717 and then other products and services was $37,361, and last year was $36,717. So you’ve got a 16% increase in handgun revenue, a 7—sorry, excuse me, 5.7% decrease in long guns and a 1.8% increase in other products and services. Now keep in mind that, that does have a—the Federal excise tax impact on that—in that number. But overall, our units were—handguns were up 7.8% for the year. Long guns were down 9.8% for the year. And as you probably recall, the first 3 quarters in long guns were relatively slow quarters. And things just sort of changed around a bit. So we made up a lot of ground in the fourth quarter.

JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Scott Lewis Stember - CL King & Associates, Inc., Research Division—Senior VP & Senior Research Analyst

And sorry, could I just trouble you one last thing for the quarter for those same statistics?

Deana McPherson - Smith & Wesson Brands, Inc.—CAO & Corporate Controller

Sure. One moment. Let me pull that out. So for the quarter, handguns were $129.4 million compared to last year at $105.8 million. Long guns were $35.6 million against $25.9 million and $11.3 million for other products and services and $9 million for the prior year. So overall, handguns up 22.3% in the quarter, long guns up 37.3% for the quarter and other products and services up 25.8%. The numbers I just gave you were the FET excluded numbers, by the way. So that’s a comparable last quarter to this quarter number for the quarter only.

Operator

Our next question comes from Steve Dyer with Craig-Hallum.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division—CEO & Senior Research Analyst

I just want to make sure I got the guidance — cadence or lack thereof, correct going forward. So am I right in understanding no more guidance for firearms, period, before or after the spin, and guidance on OP&A only after the spin. Is that right?

Brian Daniel Murphy - Smith & Wesson Brands, Inc.—Co-President & Co-CEO

That is correct. Not for out to our products, so just to — well, we will be providing guidance after the spin. But once the Form 10 comes out on the road show prior to the spin — this is Brian, by the way, Brian Murphy, prior to the spin, we will be providing guidance.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division—CEO & Senior Research Analyst

Okay. Got you. Just not for firearms. I guess with respect to firearms, just because Q1, your fiscal Q1 is normally meaningfully your softest quarter. I would expect just given the main mix results and our checks certainly suggesting that, that’s continuing. Is there any reason why your results wouldn’t look substantially more like mix rather than a big fall off from Q4?

Brian Daniel Murphy - Smith & Wesson Brands, Inc.—Co-President & Co-CEO

Again, I mean, we’ve got to be very careful, and we’re not issuing forward-looking guidance, but I think we talked about the fact that we’re implementing our flexible manufacturing strategy and we’re increasing capacity. And you can look at the next results, and I think you can probably draw some pretty accurate conclusions from that.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division—CEO & Senior Research Analyst

Sure. Just within — it looks like your overall inventory is certainly thinner than it was, but I think year-over-year for the entire company sort of on par with last year. But are there any particular SKUs that you’re finding are really thin right now that are causing you to potentially miss out on sales?

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Mark Peter Smith - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Well, yes, all of them. The market kind of back into our surge environment typically kind of starts off with the MSRs and then moves into pistols and moves into revolvers and then frankly, anything that any firearm is going to move. And I think we’re kind of into the “any firearm is going to move” category right now. So inventory in the channel is very low. Inventory, internally is pretty low. And we’re kind of back into one of those surge environments that we have been in before in the past.

So right now, I mean, I think we’re pretty well positioned, as I mentioned before. We have a very flexible manufacturing footprint and capability to really ramp up quickly. And I think we’re probably better off than most of the other players out there in better positioned to take advantage immediately.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - CEO & Senior Research Analyst

Got it. Last one for me. Last quarter, we talked about some excess sort of pockets of inventory by retailers who are looking to exit the business and at the time, this was pre-COVID. I think you had thought it was going to take another quarter, quarter and a half, to flush that through. Suffice it to say that’s all done at this point and going forward?

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. A lot of changes since we had that call.

Operator

(Operator Instructions)

Our next question comes from Mark Smith with Lake Street Capital Markets.

Mark Eric Smith - Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

A couple of housekeeping items here. First, Deana, maybe can you talk about post spin, you guys reporting the Federal excise tax, does that go away? Or will you continue to have that built into the post spin numbers?

Deana McPherson - Smith & Wesson Brands, Inc. - CAO & Corporate Controller

It will continue to be built into the post spin numbers. That is a distribution as long as we have a distribution facility, we will be subject to reporting FET in our sales numbers. The nice thing is that we’ll be comparable year-on-year once we get through the first quarter.

Mark Eric Smith - Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Yes. And then Mark, can you just talk about the demand for long guns during the quarter, as you look at the — and I know it’s kind of hard to tell the mix of maybe new firearm owners that came into MSR and versus kind of the historical surge buyer buying their second or fifth AR?

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Mark Peter Smith - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. I think it’s kind of hard for us to say exactly where those new buyers went and did they — what specific products did they buy, but as I mentioned earlier, I mean we’re watching some trends right now and definitely hearing some feedback and getting some numbers out of the NSSF that are estimating there’s somewhere in the neighborhood of 2.5 million new buyers out there. So is there obviously quite a lot of firearms enthusiasts who are going out and buying their second or fifth gun, as you said, but there’s also a whole lot of new shooters who are coming into the market. So what their — whether they’re moving towards MSRs or polymer pistols or revolvers? We’re not sure.

Mark Eric Smith - Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. And this might be a better question for Jeff, but anybody who wants to take it. As we look at selling and marketing expense, is it safe to assume that you maybe didn’t have to and maybe you’re looking forward, don’t have to be as aggressive on some marketing on the firearm side? And given the surge in e-comm, do we see a little a bit of more spending on the AOUT side?

Mark Peter Smith - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Actually, I’ll let Deana answer for firearms and Andy answer for AOUT. Deana?

Deana McPherson - Smith & Wesson Brands, Inc. - CAO & Corporate Controller

Yes. So I think Mark sort of indicated in a previous answer that we are likely not doing as many promotions as we are, so that affects our price. It also affects how the margins operate. With regard to sort of general advertising and marketing expenses, I don’t think those will change significantly. We do some percentage-based co-op advertising with some of our bigger customers. And I don’t think that the marketing line will change all that much other than if we’re not able to have certain of the shows based on the COVID environment. So from a general perspective, I would say the sales and marketing line won’t change significantly, but what we’ll see is the benefit of not running the promotions, which will affect the top line and the margin line as well.

Andrew Fulmer - Smith & Wesson Brands, Inc. - VP, FP&A

Yes. Mark, this is Andy. I’ll answer on the OP&A side. So we didn’t really have any decrease per se in that type of spending. We essentially spent on to plan really consistent with our ongoing investment in e-comm and marketing initiatives. And in fact, I mean, we’re seeing with our POS data that we’re looking at and the results for Q4, consumers are finding us. So it’s been a very good investment, and we expect to continue that.

Mark Eric Smith - Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. And then a couple more questions just on the AOUT side. Can you guys talk a little bit about the cadence of sales during the quarter, how maybe within e-commerce, if that grew later in the quarter? And then maybe how much of what we saw in revenue from the quarter really came late as we saw people migrate to outdoor activities and some retailers reopen in April?

Andrew Fulmer - Smith & Wesson Brands, Inc. - VP, FP&A

Yes. I can’t really comment on the month by month, but we were very happy with how Q4 ended up especially on the e-comm side, we saw a lot of growth, both in the — with our online retailers and our direct-to-consumer. And again, we’re looking forward to continued growth in the future on that.

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JUNE 18, 2020 / 9:00PM, SWHC - Q4 2020 Smith & Wesson Brands Inc Earnings Call

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. This is Brian. I would also add, like I said in the prepared remarks, at one point, we were tracking we had a spreadsheet tracking the number of closed doors that we could at least track and it exceeded 1,000 at one point. And so like Andy said — and that was throughout the quarter, it changed, right? Depending on what was coming out hour by hour, it seemed to be. But yes, consumers continue to flock to our sites and to our other online retailers where they could get product. So yes, very strong quarter.

Mark Eric Smith - Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. And then the last one for me. Brian, if you want to talk just a little bit about the meat, kind of product and rolling that out. And I know it’s still early but maybe initial successes or what you’re seeing there that kind of maybe changes. Any thought process that you have in acquisition versus kind of building out your own brands?

Brian Daniel Murphy - Smith & Wesson Brands, Inc. - Co-President & Co-CEO

Yes. So a great question. And we’re very pleased with how meat has performed. We intentionally launched it again, it’s an organic, you mentioned, it’s a brand that we have developed organically. We’ve docked into our brand lanes and really now starting to grow it. We didn’t see anything else in the market quite like it, and so we built it ourselves. So we launched it outside of sort of the typical time frame that folks would be doing to meet processing, which, for us, we’re really targeting in the fall. And the reason for that is really to build up that fan base and our ambassador network.
And — but with everything going on with COVID, and I think some folks — just an increase in meat processing on their own, well ahead of the fall. People are getting into it, new entrants, which we have — we benefited from. So very pleased with the results, and it’s so far exceeding our expectations. And also proving out the dock and unlock formula that we put into place.

Operator

That concludes today’s question-and-answer session. I’d like to turn the call back to Liz Sharp for closing remarks.

Elizabeth A. Sharp - Smith & Wesson Brands, Inc. - VP of IR

Thank you, operator, and thank you, everyone for joining us today. Please stay safe and we look forward to speaking with you next quarter as two separate — very — separate and very exciting companies. Thanks for joining us.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.

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